Exhibit 10.3

[Form for Group SVPs]

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT AMONG

ESB FINANCIAL CORPORATION, ESB BANK

AND

This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of the 20th day of November 2012, is among ESB Financial Corporation (the “Corporation”), ESB Bank, a Pennsylvania chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”), and                          (the “Executive”). Any reference to the “Employers” shall mean both the Corporation and the Bank, and any reference to an “Employer” shall mean either the Corporation or the Bank, as the context requires.

WITNESSETH:

WHEREAS, the Executive is presently an officer of the Employers, and the Executive and the Employers have previously entered into a change in control agreement dated November 21, 2006, as amended and restated as of November 20, 2007 (the “Prior Agreement”);

WHEREAS, the Employers desire to amend and restate the Prior Agreement in order to update and revise the agreement in several respects;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Average Annual Compensation. The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of the following compensation provided to the Executive by the Employers or any subsidiary thereof during the most recent three taxable years preceding the year in which the Date of Termination occurs: (i) compensation included in the Executive’s gross income for tax purposes, (ii) any income earned and deferred by the Executive pursuant to any plan or arrangement of the Employers, (iii) matching contributions from the Employers to the Executive’s account under the Retirement Savings Plan, and (iv) contributions from the Employers to the Executive’s account under the Excess Benefit Plan.

(b) Cause. Termination by the Employers of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employers.

(c) Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for death, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f) Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change of Control based on the occurrence of any of the following events:

(i) (A) a material diminution in the Executive’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (B) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (C) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report immediately prior to the Change in Control,

(ii) any material breach of this Agreement by the Employers, or

(iii) any material change in the geographic location at which the Executive must perform his services under this Agreement immediately prior to the Change in Control;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h) IRS. “IRS” shall mean the Internal Revenue Service.

(i) Notice of Termination. Any purported termination of the Executive’s employment by the Employers for Cause, Disability or Retirement or by the Executive for Good Reason shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.

(j) Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2. Benefits Upon Termination. If the Executive’s employment by the Employers shall be terminated concurrently with or subsequent to a Change in Control by (i) the Employers other than for Cause, Disability or Retirement or as a result of the Executive’s death, or (ii) the Executive for Good Reason, then the Employers shall:

(a) pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to three times the Executive’s Average Annual Compensation;

(b) maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination, in each case subject to Section 2(d) below; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 2(b) shall be payable at such times and in such amounts (except that the Employers shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year;

(c) if the Executive is still receiving medical and dental coverage pursuant to Section 2(b) above upon the expiration of thirty-six (36) months after the Date of Termination, maintain and provide medical and dental coverage for the Executive for a period ending at the earlier of (i) the Executive’s death, (ii) the date on which the Executive becomes eligible to receive benefits under Medicare, or (iii) the date on which the Executive is entitled to receive benefits from a subsequent employer which are substantially similar to the medical and dental coverage provided by the Bank, in each case subject to Section 2(d) below, provided that during the period that the Executive receives medical and dental coverage pursuant to this Section 2(c), the Executive shall pay the employee share of the costs of such coverage as if he was still an employee, and provided further that any insurance premiums payable by the Employers or any successors pursuant to this Section 2(c) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year;

(d) in the event that the continued participation of the Executive in any group insurance plan as provided in Section 2(b) or 2(c) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 2(b) or 2(c) any such group insurance plan is discontinued, then the Bank shall at its election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive until the Executive’s projected date of eligibility to receive benefits under Medicare in the case of medical and dental coverage and until the three-year anniversary of the Date of Termination in the case of all other insurance plans, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year; and

(e) pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of thirty-six (36) months pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans, stock compensation plans or cash compensation plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

(f) The payments to the Executive hereunder shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer, and no payments shall be duplicated.

(g) Notwithstanding any other provision contained in this Agreement, if the time period for making any cash payment under this Section 2 commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

3. Payment of Additional Benefits under Certain Circumstances.

(a) If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Corporation shall pay to the Executive, in a lump sum within five business days after the Date of Termination, a cash amount equal to the sum of the following:

(i) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(ii) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state, local and federal income taxes, employment-related taxes (including Social Security and Medicare taxes) and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the “gross up percentage” (“GUP”). The GUP shall be determined as follows:

GUP =	Tax Rate
1-Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b) The “Adjusted Excess Parachute Payment” shall equal the Initial Excess Parachute Payment plus the amounts paid pursuant to clauses (i) and (ii) of Section 2(a) above.

(c) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Adjusted Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Corporation’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Adjusted Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit. As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

(d) In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on his state, local and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above. The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Corporation to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined. The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 3 is being reviewed or is in dispute. The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 3) and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

(e) Notwithstanding any other provision contained in this Agreement, if the time period for making any cash payment under this Section 3 commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

4. Mitigation; Exclusivity of Benefits.

(a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 2(b) and 2(c) above.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

6. Assignability. The Employers may assign this Agreement and their rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	President and Chief Executive Officer
ESB Financial Corporation and ESB Bank
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117

To the Executive:
At the address last appearing on the
personnel records of the Employers

8. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

10. Nature of Employment and Obligations.

(a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b) Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

11. Term of Agreement. This Agreement shall terminate three (3) years after December 1, 2012; provided that on or prior to December 1, 2013 and each subsequent December 1st, the Boards of Directors of the Employers shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance as an employee) renewal of the term of this Agreement for an additional one (1) year, and the term of this Agreement shall be so extended as of such December 1st unless the Boards of Directors of the Employers do not approve such renewal and provide written notice to the Executive, or the Executive gives written notice to the Employers, at least thirty (30) days prior to such December 1st, of such party’s or parties’ election not to extend the term beyond its then scheduled expiration date; and provided further that, notwithstanding the foregoing to the contrary, this Agreement shall be automatically extended for an additional one (1) year upon a Change in Control.

12. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

16. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

17. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement between the Employers and the Executive, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	ESB FINANCIAL CORPORATION

By:
Charlotte A. Zuschlag
President and Chief Executive Officer

Attest:	ESB BANK

By:
Charlotte A. Zuschlag
President and Chief Executive Officer

Attest:

By: